SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 11, 2005

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

880 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

 On January 11, 2005, Phase Forward Incorporated (the “Company”), entered into an agreement (the “PF Agreement”), effective May 17, 2004, with Martin Young, the Company’s Vice President of Services for North America, and Phase Forward Europe Limited (“PFEL”), the Company’s subsidiary.  The PF Agreement provides that: (i) Mr. Young will be employed by the Company via a secondment arrangement between the Company and PFEL for an initial term of 36 months, subject to earlier termination under certain conditions; and (ii) during the secondment, the Executive Services Agreement dated 28 July 1999 between PFEL and Mr. Young will be suspended.  Under the PF Agreement, Mr. Young will be paid an annual base salary of $199,000 and will be eligible to earn a bonus for 2004 equal to up to 27.5% of his annual base salary on the basis of the achievement of certain Company and personal objectives.  Mr. Young will also be eligible to participate in a sales incentive compensation plan related to sales to a particular customer in 2004 and the Company’s pension plan.  Mr. Young will also receive comprehensive group health, disability, disability and life insurance benefits and financial assistance with the relocation of his family from the United Kingdom to the United States.  Pursuant to the PF Agreement, Mr. Young was also granted an option to purchase 35,000 shares of the Company’s common stock at an exercise price per share equal to $6.00 per share, which vests at a rate of 2.08% per month over a 48-month period starting March 2, 2004.

 The PF Agreement also provides that the Company and Mr. Young will enter into an Executive Agreement providing that upon the occurrence of certain triggering events, including termination of employment before or after a change of control, Mr. Young will be entitled to receive: (i) severance payments equal to six to twelve months of his base salary; (ii) a portion of incentive compensation to which he would have otherwise been entitled; (iii) continuation of certain health benefits; and (iv) accelerated vesting of his stock and option holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

January 18, 2005	By:	/s/ Rodger Weismann
Rodger Weismann
Chief Financial Officer